Exhibit 10.2

FIRST AMENDMENT TO

BINDING ACQUISITION LETTER OF INTENT

THIS FIRST amendment TO BINDING ACQUISITION LETTER OF INTENT (this “Amendment”), effective as of the 6th day of July 2020 (the “Effective Date”), is made by and between Pressure BioSciences, Inc., a Massachusetts corporation (“PBIO”) and Cannaworx, Inc., a Nevada corporation (“CWX”).

WITNESSETH:

WHEREAS, PBIO and CWX entered into that certain Binding Acquisition Letter of Intent dated April 29, 2020 (the “Binding LOI”) pursuant to which the parties agreed to negotiate definitive documentation to enter into a merger or acquisition pursuant to which CWX will become a wholly owned subsidiary of PBIO (the “Transaction”);

WHEREAS, pursuant to the Binding Agreement provision of the Binding LOI, either party could terminate the Binding LOI if definitive documentation regarding the Transaction was not executed by June 30, 2020;

WHEREAS, pursuant to the Exclusive Dealing provision of the Binding LOI, the exclusivity period with regards to each of PBIO and CWX being prohibited from negotiating a controlling interest transaction with any third party expired on June 30, 2020; and

WHEREAS, PBIO and CWX wish to extend the June 30, 2020 deadline to July 31, 2020 with two 30-day automatic extensions.

NOW, THEREFORE, for and in consideration of the mutual covenants contained in this Amendment and in the Binding LOI, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereto mutually agree and covenant as follows:

1. Capitalized Terms. All capitalized terms used herein but not otherwise defined herein shall have the meaning ascribed to them in the Binding LOI.

2. Extension of June 30, 2020 Date. The June 30, 2020 deadline in the Binding Agreement and Exclusive Dealing provisions of the Binding LOI is hereby extended to July 31, 2020 with two 30-day automatic extensions.

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3. Additional Covenants. During the Extension Period, a bridge loan of no more than $300,000 per month will be provided to CWX which will be applied to the amount of working capital to be raised from minimum financing.

4 . Governing Law. This Amendment shall be construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of New York.

5 . Severability. If any provision of this Amendment, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Amendment and the application of such provision to such persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by applicable law.

6 . Counterparts. This Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument.

7 . Continuing Effect of Binding LOI. Except as modified by this Amendment, the Binding LOI shall continue in full force and effect in accordance with its terms. To the extent of any conflict between the terms of this Amendment and the terms of the Binding LOI, the terms of this Amendment shall control.

IN WITNESS WHEREOF, the undersigned have executed this Amendment to be effective as of the Effective Date.

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